Exhibit (e)(5)

November 6, 2014

Dune Energy, Inc.

777 Walker Street, Suite 2300

Houston, Texas 7702

Attention: James A. Watt

Re:	Tender offer for the shares of Dune Energy, Inc. (“Dune”)

Dear James:

This letter agreement is being entered into in connection with the Agreement and Plan of Merger among Eos Petro, Inc., Eos Merger Sub, Inc. and Dune, dated as of September 16, 2014 (the “Merger Agreement”). Any capitalized term used in this letter agreement without definition has the meaning ascribed to it in the Merger Agreement.

Notwithstanding anything to the contrary in the Merger Agreement, the Expiration Date, as set forth in Section 2.1(c) of the Merger Agreement, is extended to midnight, New York City time, on November 20, 2014. Except as amended and modified by this letter agreement, the Merger Agreement shall remain in full force and effect and is hereby ratified and confirmed.

If the foregoing correctly sets forth your understanding, please execute this letter agreement in the space provided below and a return a copy to me.

Very truly yours, EOS PETRO, INC.

By:	/s/ Nikolas Konstant
Nikolas Konstant, Chairman and CFO

EOS MERGER SUB, INC.

By:	/s/ Nikolas Konstant
Nikolas Konstant, President and CEO

ACCEPTED AND AGREED TO AS OF THE DATE FIRST WRITTEN ABOVE: DUNE ENERGY, INC.

By:	/s/ James A Watt
James A. Watt, President and CEO